      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2002


                                                      REGISTRATION NO. 333-83250
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                  HASBRO, INC.
             (Exact name of registrant as specified in its charter)

                   RHODE ISLAND                                         05-0155090
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                             ---------------------

                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                                 (401) 431-8697
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  BARRY NAGLER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                  HASBRO, INC.
                              1027 NEWPORT AVENUE
                         PAWTUCKET, RHODE ISLAND 02862
                                 (401) 431-8697
  (Name and address, including zip code, and telephone number, including area code, of agent for service of process)

                             ---------------------

                                   COPIES TO:

                             KEITH F. HIGGINS, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Registration Statement is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Registration Statement is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS         SUBJECT TO COMPLETION. DATED MAY 24, 2002


                              [HASBRO, INC. LOGO]

                                  $250,000,000

                                  HASBRO, INC.
                  2.75% CONVERTIBLE SENIOR DEBENTURES DUE 2021
                                      AND
                   11,574,075 SHARES OF COMMON STOCK ISSUABLE
                       UPON CONVERSION OF THE DEBENTURES

                             ---------------------

     Hasbro, Inc., or Hasbro, issued the debentures in a private placement in November 2001. This prospectus will be used by selling securityholders to resell, from time to time, their debentures and the common stock issuable upon conversion of their debentures. We will not receive any of the proceeds from any sale of the debentures or common stock issuable upon conversion of the debentures.

     The interest rate on the debentures is 2.75% per year and interest is payable on June 1 and December 1 of each year, beginning on June 1, 2002. The interest rate on the debentures may be subject to an upward interest adjustment, as described in this prospectus.


     Holders may convert the debentures into 46.2963 shares of our common stock for each $1,000 principal amount of debentures (equivalent to an initial conversion price of $21.60 per share based on the issue price of the debentures) under the circumstances described under the caption "Description of Debentures -- Conversion Rights." As of May 23, 2002 the debentures were not immediately convertible. Our common stock is quoted on the New York Stock Exchange under the symbol "HAS." The last reported price of our common stock on May 23, 2002 was $15.27 per share.


     A complete description of the terms of the debentures is set forth under the caption "Description of Debentures."

                             ---------------------

INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
                                       4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is          , 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Summary.....................................................     2
Risk Factors................................................     4
Note Regarding Forward-Looking Statements...................    11
Use of Proceeds.............................................    12
Ratio of Earnings to Fixed Charges..........................    12
Description of Debentures...................................    13
Description of Capital Stock................................    32
Certain Anti-Takeover Provisions............................    33
Certain United States Federal Income Tax Considerations.....    38
Selling Securityholders.....................................    44
Plan of Distribution........................................    48
Where You Can Find More Information.........................    50
Incorporation of Certain Documents by Reference.............    50
Validity of Securities......................................    51
Experts.....................................................    51

                             ---------------------

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read together with the more detailed information and the audited and unaudited financial statements, including the related notes, incorporated by reference in this prospectus. Except as expressly indicated or unless the context otherwise requires, "Hasbro", "we", "our" and "us" means Hasbro, Inc., a Rhode Island corporation organized on January 8, 1926, and its consolidated subsidiaries. Unless the context requires otherwise, all references to "common stock" are to our common stock, par value $0.50 per share, and the associated rights issued under our Shareholders Rights Plan dated June 16, 1999.

                                COMPANY OVERVIEW

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the United States, our widely recognized core brands such as PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST provide what we believe to be the highest quality play experiences in the world. We manage our business by focusing on two major areas:
Toys and Games. Our offerings include a broad variety of games, including traditional board and card, hand-held electronic, children's consumer electronic, trading card and roleplaying games, as well as electronic interactive products, robotic pets, electronic learning aids and puzzles. Toy offerings include boys' action, preschool, creative play and girls' toys, dolls and plush products. We also license to others various trademarks, characters and other property rights for use in connection with consumer promotions and the sale by others of noncompeting toys and non-toy products. For the fiscal year ended December 30, 2001, we had worldwide net revenues of $2.9 billion and net earnings of $59.7 million.

     In our U.S. Toys segment, we market our products as boys' toys, girls' toys, preschool and creative play. Brands and products from the Toys segment include: MR. POTATO HEAD, TONKA, G.I. JOE, STAR WARS, MONSTERS, INC., BOB THE BUILDER, TRANSFORMERS, TINKERTOY, EASY BAKE OVEN, PLAY-DOH and PLAYSKOOL.

     In our Games segment, we market our games and puzzles under several well known core brands, including MILTON BRADLEY, PARKER BROTHERS, AVALON HILL, TIGER and WIZARDS OF THE COAST. Brands and products from the Games segment include:
MONOPOLY, BATTLESHIP, THE GAME OF LIFE, SCRABBLE, CHUTES AND LADDERS, CANDY LAND, TROUBLE, MOUSETRAP, OPERATION, HUNGRY HUNGRY HIPPOS, CONNECT FOUR, TWISTER, YAHTZEE, JENGA, CLUE, SORRY!, RISK, BOGGLE, OUIJA, TRIVIAL PURSUIT, DIPLOMACY, ACQUIRE and WHEELS ON THE BUS.

     Our Tiger Electronics brand products bring innovation and technology to entertainment and lifestyle products for the whole family, including the HIT CLIPS micro music systems. WIZARDS OF THE COAST trading card and roleplaying games include the popular MAGIC: THE GATHERING, DUNGEONS AND DRAGONS and HARRY POTTER trading card game, based on The New York Times best-selling novels.

     We operate in more than 25 countries, selling a representative range of the toy and game products we market in the United States, together with some items which are sold only internationally. In the fiscal year ended December 30, 2001, we derived approximately 36% of our total consolidated net revenues from international customers.

     Our common stock is listed on the New York Stock Exchange under the symbol "HAS." Our principal executive offices are located at 1027 Newport Avenue, Pawtucket, Rhode Island, 02862. Our telephone number at that address is (401) 431-8697. For additional information about our business, please see our Form 10-K for the fiscal year ended December 30, 2001 and our other filings with the SEC which are incorporated by reference into this document. The capitalized terms used above are our trademarks or trade names, or those of our licensors.

                        CREDIT RATINGS OF THE DEBENTURES

     The debentures are currently rated Ba3 by Moody's Investors Service, Inc., BB by Standard & Poor's Ratings Group and BB by Fitch IBCA Duff & Phelps. Investors may find current information regarding these ratings by visiting the Internet websites maintained by these ratings services.

                                  RISK FACTORS

     Investing in the debentures involves risk. The risks and uncertainties described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

                         RISKS RELATING TO OUR BUSINESS

VOLATILITY OF CONSUMER PREFERENCES AND THE HIGH LEVEL OF COMPETITION IN THE FAMILY ENTERTAINMENT INDUSTRY MAKES IT DIFFICULT TO MAINTAIN THE LONG-TERM SUCCESS OF EXISTING PRODUCT LINES AND CONSISTENTLY INTRODUCE SUCCESSFUL NEW PRODUCTS.

     Our business and operating results depend largely upon the appeal of our family entertainment products, principally games and toys. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing family entertainment product lines and to develop, introduce and gain customer acceptance of new family entertainment product lines. However, consumer preferences with respect to family entertainment are continuously changing and are difficult to predict. Individual family entertainment products generally, and high technology products in particular, often have short life cycles. The success of entertainment properties released theatrically, such as STAR WARS, DISNEY or HARRY POTTER related productions, can significantly affect revenues we derive from licensed product related to those properties. In addition, competition in the industry could adversely impact our ability to secure, maintain, and renew popular licenses on beneficial terms, if at all, and to attract and retain the talented employees necessary to design, develop and market successful products. The loss of rights granted pursuant to any of our licensing agreements could have a material adverse effect on our business and competitive position. We cannot assure you that:

     - any of our current products or product lines will continue to be popular for any significant period of time;

     - any property for which we have a significant license will achieve popularity;

     - any new products or product lines introduced by us will achieve an adequate degree of market acceptance;

     - any new product's life cycle will be sufficient to permit us to profitably recover development, manufacturing, marketing, royalties (including royalty advances and guarantees) and other costs of the product; or

     - we will be able to manufacture, source and ship new or continuing products in a timely basis to meet constantly changing consumer demands.

Our failure to successfully anticipate, identify and react to consumer preferences in family entertainment could have an adverse effect on our revenues, profitability and results of operations.

OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON. FURTHER, THIS SEASONALITY IS INCREASING, AS LARGE RETAILERS BECOME MORE EFFICIENT IN THEIR CONTROL OF INVENTORY LEVELS THROUGH QUICK RESPONSE MANAGEMENT TECHNIQUES.

     Sales of our family entertainment products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing, as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occurs during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier. The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture or acquire inventory during the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and/or overproducing less popular items which would have an adverse effect on our sales and results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected by unforeseen events, such as a terrorist attack, that negatively affect the retail environment or consumer buying patterns, if such events were to occur during a key selling season.

THE CONTINUING CONSOLIDATION OF OUR RETAIL CUSTOMER BASE MEANS THAT ECONOMIC DIFFICULTIES OR CHANGES IN THE PURCHASING POLICIES OF OUR MAJOR CUSTOMERS COULD HAVE A SIGNIFICANT IMPACT ON US.

     We depend upon a relatively small retail customer base to sell our products. For the fiscal year ended December 30, 2001, Wal-Mart Stores, Inc. and Toys R Us, Inc. accounted for approximately 17% and 13%, respectively, of our consolidated net revenues and our five largest customers, including Wal-Mart and Toys R Us, in the aggregate accounted for approximately 48% of our consolidated net revenues. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

WE MAY NOT REALIZE ANTICIPATED BENEFITS OF ACQUISITIONS OR THESE BENEFITS MAY BE DELAYED OR REDUCED IN THEIR REALIZATION; OUR ABILITY TO MAKE ACQUISITIONS IS LIMITED BY OUR CREDIT AGREEMENT.

     Acquisitions have been a significant part of our growth over the years and have enabled us to further broaden and diversify our product offerings. Although we target companies that we believe offer attractive family entertainment products, we cannot be certain that the products of companies we acquire will achieve or maintain popularity with consumers. In some cases, we expect that the integration of the product lines of the companies that we acquire into our operations will create production, marketing and other operating synergies. We believe that these synergies can create greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we acquire companies that we believe have strong and creative management, in which case we plan to create synergies by operating them autonomously rather than integrating them into our operations. We cannot be certain that the key talented individuals at these companies will continue to work for us after the acquisition or that they will continue to develop popular and profitable products or services.

     Because of limitations in our credit agreement, we are limited in our ability to make substantial acquisitions in the near term. Although we plan to focus greater attention and resources on our core owned and controlled brands, we cannot assure you that such efforts will produce revenue growth to replace the growth historically provided by acquisitions.

OUR SUBSTANTIAL SALES AND MANUFACTURING OPERATIONS OUTSIDE THE UNITED STATES SUBJECT US TO RISKS NORMALLY ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We operate facilities and sell products in numerous countries outside the United States. For the fiscal year ended December 30, 2001, our net revenues from international customers comprised approximately 36% of our total consolidated net revenues. We expect our sales to international customers to continue to account for a significant portion of our revenues. Additionally, we utilize third-party manufacturers located principally in the Far East and we have manufacturing facilities in Ireland and Spain. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

     - currency conversion risks and currency fluctuations;

     - limitations, including taxes, on the repatriation of earnings;

     - political instability, civil unrest and economic instability;

     - greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

     - complications in complying with laws in varying jurisdictions and changes in governmental policies;

     - natural disasters and the greater difficulty and expense in recovering therefrom;

     - transportation delays and interruptions; and

     - the imposition of tariffs.

     Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States or the European Union against a class of products imported by us from, or the loss of "normal trade relations" status by, the Peoples Republic of China could significantly increase our cost of products imported into the United States or Europe. Because of the importance of our international sales and international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

WE MAY NOT REALIZE THE FULL BENEFIT OF OUR LICENSES IF THE LICENSED MATERIAL HAS LESS MARKET APPEAL THAN EXPECTED OR IF SALES REVENUE FROM THE LICENSED PRODUCTS IS NOT SUFFICIENT TO EARN OUT THE MINIMUM GUARANTEED ROYALTIES.

     An important part of our business involves obtaining licenses to produce products based on various theatrical releases, such as STAR WARS, MONSTERS, INC., and HARRY POTTER AND THE SORCERER'S STONE. The license agreements usually require us to pay minimum royalty guarantees that may be substantial, and in some cases may be greater than what we are able to recoup from actual sales, which could result in write-offs of such amounts that would adversely effect our results of operations. In addition, acquiring or renewing licenses may require the payment of minimum guaranteed royalties that we consider to be too high to be profitable, which may result in losing licenses we currently hold when they become available for renewal, or missing business opportunities for new licenses. As a licensee, we have no guaranty that a particular brand will be a successful toy or game product. Furthermore, there can be no assurance that a successful brand will continue to be successful or maintain a high level of sales in the future. In the event that we are not able to acquire or maintain advantageous licenses, our revenues and profits may be adversely effected.

OUR BUSINESS IS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS AND WE MAY NOT BE ABLE TO PROTECT SUCH RIGHTS SUCCESSFULLY.

     Our intellectual property, including our license agreements and other agreements which establish our ownership rights and maintain our confidentiality, are of great value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to this valuable intellectual property related to our brands. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. We may need to resort to litigation in the future to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Our failure to protect our intellectual property rights could have a material adverse effect on our business and competitive position.

WE ARE INVOLVED IN CERTAIN LITIGATION, ARBITRATION AND REGULATORY MATTERS WHERE THE OUTCOME IS UNCERTAIN AND WHICH COULD ENTAIL SIGNIFICANT EXPENSE.

     As is the case with many large multinational corporations, we are subject from time to time to regulatory investigations, litigation and arbitration disputes. Because the outcome of litigation, arbitration and regulatory investigations is inherently difficult to predict, it is possible that the outcome of such matters could entail significant expense.

     During 2001, we received two inquiries from the Office of Fair Trading in the United Kingdom (the "OFT") into allegedly anti-competitive pricing practices by our United Kingdom ("U.K.") subsidiary, Hasbro U.K. Ltd. ("Hasbro U.K."). In May 2002, the OFT issued preliminary decisions proposing to find that Hasbro U.K. had entered into agreements with certain retailers and distributors in the U.K. to fix prices in violation of U.K. competition laws. These decisions are not final and we are in the process of preparing a comprehensive response to the OFT. If a fine is imposed pursuant to the OFT inquiry, we currently estimate that the amount of the fine could range from approximately $236,000 to $38.3 million. Because of a number of factors, including the lack of precedent under the applicable U.K. statute and the significant appeal rights available to us in the event of an adverse final determination by the OFT, there is no amount within this range which is a better estimate than any other amount in the range. While we believe that some fine will be imposed, it is our position that the amount of any fine should be at or near the low end of the range set forth above, and we will be vigorously pursuing this position in our discussions with the OFT. Nevertheless, it is possible that the outcome of this matter could result in a significant fine that harms our financial position.

WE RELY ON EXTERNAL FINANCING, INCLUDING OUR CREDIT FACILITY, TO MAINTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN OR SERVICE SUCH FINANCING, OR IF THE RESTRICTIONS IMPOSED BY SUCH FINANCING WERE TOO BURDENSOME, OUR BUSINESS WOULD BE NEGATIVELY AFFECTED.

     In order to meet our working capital needs, particularly those prior to the fourth quarter, we rely on our credit facility. In March 2002, we entered into an amended and restated secured revolving credit agreement with existing and new lenders, which provides for a $380 million revolving credit facility. This facility is secured by substantially all of our domestic accounts receivable and inventory, as well as certain of our intangible assets. The agreement contains certain restrictive covenants setting forth minimum cash flow and coverage requirements, and a number of other limitations, including restrictions on capital expenditures, investments, acquisitions, share repurchases, incurrence of indebtedness and dividend payments. These restrictive covenants may limit our future actions, and financial, operating and strategic flexibility. In addition, our financial covenants were set at the time we entered into our credit facility. Our performance and financial condition may not meet our original expectations, causing us to fail to meet such financial covenants. If we were unable to meet our financial covenants, or if we failed to comply with other covenants in our credit facility, we could face significant negative consequences. A copy of our amended and restated credit agreement is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 30, 2001.

     We believe that our cash flow from operations, together with our cash and access to existing credit facilities, are adequate for current and planned needs in 2002. However, our actual experience may differ from these expectations. Factors that may lead to a difference include, but are not limited to, the matters discussed herein, as well as future events that might have the effect of reducing our available cash balance, such as unexpected material operating losses or increased capital or other expenditures, as well as increases in inventory or accounts receivable or future events that may reduce or eliminate the availability of external financial resources.

     We also may choose to finance our capital needs, from time to time, through the issuance of debt securities. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, any ratings issued by major credit rating agencies, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could adversely affect our ability to support our future operations or capital needs or engage in other business activities.

     As of December 30, 2001, we had approximately $1,202 million of total indebtedness outstanding. This total indebtedness includes the $250 million in aggregate principal amount of the debentures. If we are unable to generate sufficient available cash flow to service our outstanding debt we would need to refinance such debt or face default. There is no guarantee that we would be able to refinance debt on favorable terms, or at all.

MARKET CONDITIONS, GOVERNMENT ACTIONS AND REGULATIONS AND OTHER THIRD PARTY CONDUCT COULD NEGATIVELY IMPACT IMPLEMENTATION OF OUR CONSOLIDATION PROGRAMS, MARGINS, AND OTHER BUSINESS INITIATIVES.

     Economic conditions, such as rising fuel prices, may adversely impact our margins. In addition, general economic conditions were significantly and negatively affected by the September 11th terrorist attacks and could be similarly affected by any future attacks. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could adversely affect our sales and profitability. Other conditions, such as the unavailability of electrical components, may impede our ability to manufacture, source and ship new and continuing products on a timely basis. Additional factors outside of our control could delay or increase the cost of implementing our consolidation programs or alter our actions and reduce actual results.

AS A MANUFACTURER OF CONSUMER PRODUCTS AND A LARGE MULTINATIONAL CORPORATION, WE ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS, VIOLATION OF WHICH COULD SUBJECT US TO SANCTIONS. IN ADDITION, WE COULD BE THE SUBJECT OF FUTURE PRODUCT LIABILITY SUITS, WHICH COULD HARM OUR BUSINESS.

     As a manufacturer of consumer retail products, we are subject to significant government regulation under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act. While we take all the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance in the future. Failure to comply could result in sanctions which could have a negative impact on our business, financial condition, and results of operations.

     In addition to government regulation, products that have been or may be developed by us may expose us to potential liability from personal injury or property damage claims by the users of such products. There can be no assurance that a claim will not be brought against us in the future. While we currently maintain product liability insurance coverage in amounts we believe sufficient for our business risks, we may not be able to maintain such coverage or such coverage may not be adequate to cover all potential claims. Moreover, even if we maintain successful insurance coverage, any successful claim could materially and adversely affect our business and financial condition and results of operations.

     As a large, multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust and tax requirements, anti-boycott regulations and the Foreign Corrupt Practices Act. Our failure to successfully comply with any such legal requirements could subject us to monetary liabilities and other sanctions which could harm our business and financial condition.

WE HAVE A MATERIAL AMOUNT OF GOODWILL WHICH, IF IT BECOMES IMPAIRED, WOULD RESULT IN A REDUCTION IN OUR NET INCOME.

     Approximately $761.6 million, or 22.6%, of our total assets as of December 30, 2001 represented goodwill. Goodwill is the amount by which the cost of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We record goodwill as an intangible asset on our balance sheet and have historically amortized it on a straight-line basis over a period of 10 to 40 years.

Recently, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets, which is effective for us in the first quarter of fiscal 2002. SFAS No. 142 results in goodwill no longer being amortized. Instead, goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Reductions in our net income caused by the write-down of goodwill could materially and adversely affect our results of operations.

                RISKS RELATED TO THE DEBENTURES AND THE OFFERING

WE EXPECT THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

     The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue.

THE CONDITIONS TO CONVERSION OF THE DEBENTURES MAY NOT BE MET AND THE POSSIBILITY THAT THESE CONDITIONS MAY NOT BE MET COULD NEGATIVELY AFFECT THE TRADING VALUE OF THE DEBENTURES.

     The debentures may be converted into our common stock only if (1) the sales price of our common stock trades at 110% of the accreted conversion price of the debentures for specified minimum periods of time during a quarter, (2) the debentures are called for redemption, (3) specified corporate transactions occur, or (4) specified credit ratings events occur. We cannot assure you that any one of these events will occur. If none of these events were to occur, holders of the debentures would not be able to convert the debentures into our common stock, which may reduce the liquidity and trading value of the debentures.

CHANGES IN OUR CREDIT RATING OR THE CREDIT MARKETS COULD ADVERSELY AFFECT THE PRICE OF THE DEBENTURES.

     The price of the debentures is based on a number of factors, including:

     - our rating with major credit rating agencies;

     - the prevailing interest rates being paid by other companies similar to us; and

     - the overall condition of the financial markets.

     The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures.

     In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the family entertainment industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the debentures. A negative change in our rating could have an adverse effect on the price of the debentures.

AN ACTIVE TRADING MARKET FOR DEBENTURES MAY NOT DEVELOP.

     We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, or the ability of holders to sell their debentures or the price at which holders of the debentures may be able to sell their debentures. If an active market for the debentures fails to develop or be sustained, the trading prices of the debentures could be adversely affected. Future trading prices of the debentures will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE FUNDAMENTAL CHANGE PURCHASE OR PURCHASE AT THE OPTION OF THE HOLDER.

     On December 1, 2005, December 1, 2011 and December 1, 2016, and upon the occurrence of a Fundamental Change (as defined below under "Description of Debentures -- Fundamental Change") of Hasbro, holders of the debentures may require us to purchase their debentures. However, it is possible that we would not have sufficient funds at that time to make the required purchase of the debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a Fundamental Change under the indenture. See "Description of Debentures -- Purchase of Debentures by Us at the Option of the Holder" and "-- Fundamental Change."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE DEBENTURES.

     While the proper tax treatment of a holder of the debentures is uncertain, we and each holder agreed in the indenture to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. Pursuant to this agreement, a holder is required to accrue interest on a constant yield-to-maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (8.24%). A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a sale, exchange, conversion or redemption of the debentures at a gain. See "Certain United States Federal Income Tax Considerations."

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     - our ability to manufacture, source and ship new and continuing products in a timely manner and customers' and consumers' acceptance of those products in a competitive product environment;

     - economic conditions, currency fluctuations, political instability and government regulation and other actions in the various markets in which we operate throughout the world;

     - our ability to generate sales during the fourth quarter, particularly during the relatively brief holiday season, which is the period in which we derive a substantial portion of our revenues;

     - the inventory policies of retailers, including the continuing trend of concentration of our revenues in the second half and fourth quarter of the year, together with the continuing consolidation of our retail customer base and their increased reliance on quick response inventory management techniques, which increases the risks of our underproducing popular items, overproducing less popular items and failing to achieve tight and compressed shipping schedules;

     - the bankruptcy or other lack of success of one or more of our significant retailers, which could negatively impact our revenues or bad debt exposure;

     - the impact of competition on revenues, margins and other aspects of our business, including our ability to secure, maintain and renew popular licenses and our ability to attract and retain employees in a competitive environment;

     - the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization;

     - the risk that the market appeal of our licensed products will be less than expected or that the sales revenue generated by those products will be insufficient to cover the minimum guaranteed royalties;

     - our ability to obtain and enforce intellectual property rights both in the United States and abroad;

     - the risk that any litigation or arbitration disputes or regulatory investigations could entail significant expense;

     - our ability to obtain external financing on terms acceptable to us in order to meet our working capital needs;

     - the risk that we may be subject to governmental sanctions for failure to comply with applicable regulations or to product liability suits relating to products we manufacture and distribute;

     - the risk that our reported goodwill may become impaired, requiring us to take a charge against our income; and

     - risks described from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                USE OF PROCEEDS

     All of the debentures and the shares of our common stock issuable upon conversion of the debentures are being sold by the selling securityholders or their pledges, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of Hasbro and its consolidated subsidiaries for each of the periods indicated.


   THREE MONTHS ENDED MARCH(1)                                       FISCAL YEARS(2)
---------------------------------   ----------------------------------------------------------------------------------
        2002              2001      PRO FORMA 2001(3)      2001         2000         1999         1998         1997
---------------------  ----------   -----------------   ----------   ----------   ----------   ----------   ----------
        0.05                 *            1.96             1.76            *       4.10           6.70         5.66


---------------


 * Earnings for the three months ended April 1, 2001 and the fiscal year ended in December 31, 2000 were inadequate to cover fixed charges by $35,232 and $225,986, respectively.



(1) Three months ended March 31, 2002 and April 1, 2001.



(2) Fiscal years 2001, 2000, 1999, 1998 and 1997 ended on December 30, 2001,
    December 31, 2000, December 26, 1999, December 27, 1998 and December 28, 1997, respectively.



(3) The pro forma ratio of earnings to fixed charges for the fiscal year ended December 30, 2001 gives effect to the repurchase of $250,127,000 in principal amount of indebtedness primarily from the proceeds received by Hasbro from the issuance of the debentures in November 2001 as if (i) the receipt of such proceeds and (ii) the repurchase of such indebtedness had both occurred on January 1, 2001.


For purposes of computing the ratios of earnings to fixed charges:

     - fixed charges include interest, amortization of debt expense and one-third of rentals; and

     - earnings available for fixed charges represent earnings before cumulative effect of accounting change, fixed charges and income taxes.

                           DESCRIPTION OF DEBENTURES

     We issued the debentures under an indenture dated as of November 30, 2001 between us and The Bank of Nova Scotia Trust Company of New York, as trustee.

     The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request. In this section, references to "Hasbro," "we," "our" or "us" refer solely to Hasbro, Inc. and not its subsidiaries.

GENERAL

     The debentures are senior unsecured obligations of ours and are limited to an aggregate principal amount of $250,000,000. The debentures will mature on December 1, 2021. The debentures rank equally with all of our existing and future senior unsecured indebtedness.

     The debentures were initially offered at a price to investors of $1,000 per debenture. The debentures accrue interest at a rate of 2.75% per year from November 30, 2001 or from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2002. In addition, we will pay an upward interest adjustment under the circumstances described below. The maturity value of each debenture may exceed $1,000 in the event an upward interest adjustment becomes payable on the debentures. The debentures were issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

     Interest, including additional amounts in the event of an upward interest adjustment, will be paid to the person in whose name a debenture is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. We will calculate interest on the debentures on the basis of a 360-day year composed of twelve 30-day months.


     You have the option to convert your debentures into shares of our common stock initially at a conversion rate of 46.2963 shares of common stock per debenture. This is equivalent to an initial conversion price of $21.60 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date. You are not required to pay any fees or commissions in connection with the conversion of the debentures into shares of our common stock. As of May 23, 2002, the debentures were not immediately convertible.


     If any interest payment date, maturity date, redemption date or purchase date of a debenture falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

     Each holder agreed in the indenture, for United States federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes is 8.24%, which is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing. Accordingly, each holder is required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. Based on our treatment of the debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of the stock received on the conversion and the holder's adjusted tax basis in the debentures. For a more detailed discussion, see "Certain United States Federal Income Tax Considerations." However, the proper application of the regulations that govern contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debenture.

EACH INVESTOR SHOULD CONSULT A TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

INTEREST ADJUSTMENT

     The interest rate on the debentures is 2.75% per year through December 1, 2005. If the average of the sale prices of our common stock is less than or equal to 45% of the accreted conversion price per share of common stock for any 20 out of the last 30 trading days ending on the fifth day preceding any June 1 or December 1, as applicable, commencing December 1, 2005, then the interest rate on the debentures will be subject to an upward interest adjustment to the applicable reset rate (as defined below) for the six-month period beginning June 1 or December 1. If an upward interest adjustment is in effect and the average of the sale prices of our common stock is not less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days ending on the fifth day preceding any June 1 or December 1, then the interest rate on the debentures for the six-month period beginning on such June 1 or December 1 will revert to 2.75% per year. If an upward interest adjustment is in effect for a particular six-month period, we will pay a portion of the interest adjustment as cash interest at an annualized rate of 0.25% per year (0.125% per six-month period) of the sum of the principal amount plus any accrued and unpaid non-current interest, and the remaining interest will be accrued and payable at maturity. Following a tax event, we may elect to pay interest entirely in cash.

     In the event of an upward interest adjustment, the maturity value of a debenture will exceed its initial maturity value of $1,000.

     The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, then as reported by the Nasdaq system.

     The accreted conversion price per share of our common stock as of any day will equal 100% of the principal amount of the debentures plus accrued and unpaid non-current interest, divided by the number of shares of common stock issuable upon conversion of such debenture on that day.

     In the event of any upward interest adjustment, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     The "applicable reset rate" for any six-month period in which there is an upward interest adjustment in effect will be the rate set as of each purchase date (as defined below) and will be equal to the rate (the "reference fixed rate") that would, in the sole and reasonable judgment of the reset rate agent, result in a trading price of par for a hypothetical issue of senior, non-convertible, fixed-rate, callable debt securities of ours with:

          (i) a final maturity equal to the term from the most recent purchase date until the next purchase date;

          (ii) an aggregate principal amount equal to the then principal amount of the debentures plus accrued and unpaid non-current interest; and

          (iii) provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate, callable debt securities, substantially identical to those of the debentures;

provided that the applicable reset rate for any period shall not exceed 11% per year. If the reset rate agent determines in its reasonable judgment that there is no suitable reference fixed rate, the applicable interest rate on the debentures for that period will be the interest rate then in effect on the debentures, such interest rate to remain in effect until the reset rate agent determines that there is a suitable reference fixed rate at which time the reset rate agent shall determine the applicable reset rate for the period ending on the next purchase date.

RESET RATE AGENT; DETERMINATIONS CONCLUSIVE

     We have designated Salomon Smith Barney Inc. as the reset rate agent. For the determination of the applicable reset rate, the reset rate agent will seek indicative reference rates from one other nationally recognized investment bank. The determination of any applicable reset rate will be made by the reset rate agent by averaging the indicative reference rates obtained by Salomon Smith Barney Inc. and such other investment bank. The determination of any applicable reset rate by the reset rate agent will be conclusive and binding upon the reset rate agent, Hasbro, the trustee and the holders of the debentures, in the absence of manifest error.

     The reset rate agent may be removed at any time with or without cause by us giving at least 60 days' written notice to the reset rate agent. The reset rate agent may resign at any time upon giving at least 30 days' written notice to us. A successor reset rate agent will be appointed by us.

INTEREST

     We will pay interest on the sum of principal amount plus accrued and unpaid non-current interest, if any, on the debentures at a rate of 2.75% per year. In addition, we will pay additional interest in the event of an upward interest adjustment. Interest will be based on a 360-day year comprised of twelve 30-day months, and will be payable semiannually on June 1 or December 1. Cash interest as a result of an upward interest adjustment will be paid at the rate of 0.25% per year (0.125% per six-month period), and any remaining interest resulting from the upward interest adjustment will accrue and be payable at maturity. The record date for the payment of interest to holders will be May 15 and November 15 of each year. Following a tax event (as defined below), we may elect to pay interest entirely in cash. We will give notice to holders of the debentures, no later than 30 days prior to each record date, of the amount of cash interest to be paid as of the next interest payment date. We will pay interest on the debentures by wire transfer or by check mailed to the address of the registered holders of the debentures as of the record date relating to each interest payment date.

     You should be aware that interest that accrues for the period you hold the debentures must be included in your gross income for United States federal income tax purposes in accordance with the Treasury regulations that govern debt instruments providing for contingent payments. For more information, see the discussion below in the section captioned "Certain United States Federal Income Tax Considerations."

TAX EVENT

     We can elect to pay the entire interest adjustment on the debentures in cash from and after the date a tax event occurs instead of having non-current interest accrue on the debentures. If that happens, the principal amount on which we pay cash interest will be restated and will be equal to the principal amount as of the day of restatement plus accrued and unpaid non-current interest. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Cash interest at the higher rate will accrue from our option exercise date and will be payable semiannually in arrears on June 1 or December 1.

     The term "tax event" means the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

     - any amendment to or change (including any announced prospective change (which will not include a proposed change)) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority of the United States or any political subdivision, provided that a tax event will not occur more than 90 days before the effective date of any prospective change in such laws or regulations; or

     - any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "administrative action"); or

     - any amendment to or change in the administrative position or interpretation of any administrative action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory body, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such administrative action or decision is announced, in each case, on or after the date of original issuance of the debentures;

there is more than an insubstantial risk that interest on the debentures, including interest pursuant to an upward interest adjustment, either:

     - would not be deductible by us in its entirety on a current accrual basis; or

     - would not be deductible under any other method, in whole or in part, by us for United States federal income tax purposes.

OPTIONAL REDEMPTION

     No sinking fund is provided for the debentures. Prior to December 6, 2005, we cannot redeem the debentures. On or after December 6, 2005, we may redeem for cash all or part of the debentures at any time, upon not less than 30 nor more than 60 days' notice by mail to holders of debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date, if the sale price of our common stock for at least 20 trading days in any period of 30 consecutive trading days ending on the fifth day preceding the date of such notice is more than 125% of the accreted conversion price per share of common stock.

     If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any debenture during a period of 15 days before any selection of debentures for redemption; or

     - register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

CONVERSION RIGHTS

     Subject to the conditions described below, holders may convert each of their debentures into shares of our common stock initially at a conversion ratio of 46.2963 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $21.60 per share of common stock based on the issue price of the debentures). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. If a debenture has been called for redemption, holders will be entitled to convert the debentures from the date of notice of the redemption until the close of business two business days immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.


     Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity under the circumstances described below. As of May 23, 2002, the debentures were not immediately convertible.


  CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION

     A holder may surrender any of its debentures for conversion into shares of our common stock during any calendar quarter if the sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the previous quarter is more than 110% of the accreted conversion price per share of common stock on such last trading day. For example, based on an accreted conversion price of $21.60 on March 28, 2002, the sale price of our common stock would have had to have been above $23.76 for a least 20 trading days within the period from February 14, 2002 to March 28, 2002 in order for holders to have the right to convert debentures during the second quarter of 2002 pursuant to this condition.

  CONVERSION UPON REDEMPTION

     A holder may surrender for conversion any debenture called for redemption at any time prior to the close of business two business days prior to the redemption date, even if it is not otherwise convertible at such time.

  CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     If we elect to:

     - distribute to all holders of our common stock certain rights entitling them to purchase shares of our common stock at less than the sale price of a share of our common stock as of the business day prior to the date of declaration for such distribution or

     - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time; provided that a holder may not exercise this right to convert if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property (other than if such property consists of shares of voting common stock of the surviving person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, and such shares represent at least 95% of the aggregate fair market value (as determined by our board of directors) of such property), a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Fundamental Change."

  CONVERSION UPON CREDIT RATINGS EVENT

     A holder may surrender any of its debentures for conversion at any time if the long-term credit rating assigned to the debentures by any two of Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Group ("S&P") or Fitch IBCA Duff & Phelps are reduced two notches below Ba3, BB and BB, respectively, or if the debentures are no longer rated by any two of these ratings services, or if the ratings for the debentures have been suspended by any two of these ratings services.

     The initial conversion rate is 46.2963 shares of common stock for each debenture. This is equivalent to an initial conversion price of $21.60 per share of common stock based on the issue price of the debentures. You will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, upon conversion we will deliver to you a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. You are not required to pay any fees or commissions in connection with the conversion of the debentures into shares of our common stock. We have designated the trustee to initially act as the conversion agent.

     If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent who will, on the holder's behalf, convert the debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

     If a holder has already delivered a purchase notice or a Fundamental Change notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

     Based on our treatment of the debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of the stock received on the conversion and the holder's adjusted tax basis in the debentures. For a more detailed discussion, see "Certain United States Federal Income Tax Considerations."

     The conversion rate is subject to adjustment upon the following events:

          (1) the payment of dividends and other distributions payable exclusively in shares of our common stock on our common stock;

          (2) the issuance to all or substantially all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock at less than the then Average Sale Price (as defined in the indenture); provided that no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in certain other cases;

          (3) subdivisions, combinations, or reclassifications of our common stock;

          (4) payment of dividends or distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, excluding any common stock referred to in (1) above, any rights or warrants referred to in (2) above and dividends and distributions paid solely in cash;

          (5) payment of dividends or distributions on our common stock paid exclusively in cash, excluding:

         - cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described in (1) to (4) above;

         - cash dividends, if the annualized per share amount thereof does not exceed 15% of the current market price of our common stock on the trading day immediately prior to the date of declaration of the dividend; and

         - a redemption of any rights issued under our shareholders rights plan; and

          (6) payment to holders of our common stock in respect of a tender or exchange offer, other than an odd lot offer, made by us or any subsidiary of ours for our common stock (excluding stock options) in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

     In the event we elect to make a distribution described in (2) or (5) above which, in the case of (5), has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     If our shareholders rights plan, described under "Certain Anti-Takeover Provisions -- Shareholders Rights Plan," is triggered, holders of the debentures will be entitled to receive these rights provided that the debentures are converted into shares of common stock prior to the distribution of the separate certificate representing those rights. There shall not be any adjustment to the conversion rate as a result of:

     - the issuance of the rights;

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of the rights in accordance with any rights agreement; or

     - the termination or invalidation of the rights.

     The applicable conversion price will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Hasbro or any of its subsidiaries; or

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. If any action would require adjustment of the conversion rate under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the debentures. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase the debentures on December 1, 2005, December 1, 2011 and December 1, 2016 (each, a "purchase date"). We will be required to purchase any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business two business days prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related debentures. Our purchase obligation is also subject to some additional conditions as described in the indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder."

     The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to such purchase date.

     We may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid current cash interest in cash. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

     If we choose to pay the purchase price in whole or in part in shares of our common stock or a combination of cash and shares of our common stock, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e. if no notice is given, we will pay the purchase price with cash), stating, among other things:

     - whether we will pay the purchase price of the debentures in cash, in shares of our common stock, or any combination thereof, specifying the percentages of each;

     - If we elect to pay with shares of our common stock, the method of calculating the price of our common stock; and

     - the procedures that holders must follow to require us to purchase their debentures.

     If we pay with shares of our common stock, they will be valued at 97.5% of the market price of our common stock.

     Simultaneously with such notice of purchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information and publish the information on our Web site or through such other public medium as we may use at that time.

     A holder's notice electing to require us to purchase your debentures must state:

     - if certificated debentures have been issued, the debentures certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     - the portion of the principal amount of debentures to be purchased, in multiples of $1,000;

     - that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last business day prior to the purchase date, whether the holder elects:

          (1) to withdraw the purchase notice as to some or all of the debentures to which it relates, or

          (2) to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to the purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash instead of shares of our common stock, see "Certain United States Federal Income Tax Considerations."

     You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date that is two business days prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn debentures;

     - if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     - the principal amount, if any, which remains subject to the purchase notice.

     If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by 97.5% of the market price of one share of our common stock as determined by us in our purchase notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date or the date of determination (if the third business day prior to the applicable purchase date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during such 20 trading day period and ending on the applicable purchase date or the date of determination, of some events that would result in an adjustment of the conversion rate with respect to our common stock.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of the debentures bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of our common stock to be paid upon redemption of the debentures, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment on the purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the debentures on the business day following the purchase date, then:

     - the debentures will cease to be outstanding;

     - interest, including any interest payable pursuant to an interest adjustment will cease to accrue; and

     - all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent.

RANKING

     The debentures are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. However, the debentures are effectively subordinated to all existing and future obligations of our subsidiaries.

     As of December 30, 2001, we had approximately $1,202 million of total indebtedness outstanding. As of December 30, 2001, our subsidiaries had approximately $52.1 million of outstanding indebtedness, to which the debentures would have been structurally subordinated.

FUNDAMENTAL CHANGE

     If a Fundamental Change as defined below occurs, a holder of debentures will have the right, at its option, to require us to purchase all of its debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to the purchase date.

     Within 30 days after the occurrence of a Fundamental Change, we are obligated to give to the holders of the debentures notice of the Fundamental Change and of the purchase right arising as a result of the Fundamental Change. We must also deliver a copy of this notice to the trustee. To exercise the purchase right, a holder of the debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder's exercise of its purchase right, together with the debentures with respect to which the right is being exercised. We are required to purchase the debentures on the date that is 45 days after the date of our notice.

     A Fundamental Change will be deemed to have occurred at the time that any of the following occurs:

          (1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors ("voting stock"), other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

          (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

         - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (such as an acquisition by a subsidiary); or

         - where the holders of our voting stock immediately prior to the transaction have 50% or more of the total voting stock of Hasbro or its successor immediately after the transaction; or

         - which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of our common stock of the surviving entity; or

          (3) any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to us).

     However, a Fundamental Change will not be deemed to have occurred if either:

          (A) the sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change in the case of a Fundamental Change relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Fundamental Change, in the case of Fundamental Change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the accreted conversion price per share of common stock in effect on each of those trading days; or

          (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Fundamental Change under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the debentures become convertible into such common stock.

     For purposes of these provisions:

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

     - "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide the holders of the debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder." In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. If we fail to purchase the debentures when required following a Fundamental Change, we will be in default under the indenture.

MERGER AND SALES OF ASSETS BY HASBRO

     We may not, in a single transaction or a series of related transactions (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person or
(2) permit any person to consolidate with or merge into us unless:

     - the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of and interest on the debentures and the performance of our other covenants under the indenture;

     - in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

     - we or such successor person shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

EVENTS OF DEFAULT

     The following are events of default with respect to the debentures:

          (1) default for 30 days in payment of any interest or liquidated damages (as described below) due and payable on the debentures, including additional interest payable upon an upward interest adjustment;

          (2) default in payment of the principal amount of the debentures and accrued and unpaid interest at maturity, upon redemption, purchase at the option of the holder or following a Fundamental Change when the same becomes due and payable;

          (3) default in our obligation to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures and continuance of such default for 10 days;

          (4) failure to comply in any material respect with any other covenant or agreement in respect of the debentures contained in the indenture or the debentures for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding;

          (5) failure to provide timely notice of a Fundamental Change;

          (6) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries), which default

         - is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

         - results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

     and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $25,000,000 or more and such payment default is not cured or such acceleration is not annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding;

          (7) failure by us or any of our significant subsidiaries to pay final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $25,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry; and

          (8) certain events involving our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

     The indenture requires that we file annually with the trustee a certificate describing any material default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any event of default described in (4), (5), (6), (7) or (8) above.

     The indenture provides that if an event of default occurs and is continuing with respect to the debentures, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount plus accrued and unpaid interest, if any, on the debentures to be due and payable immediately. If an event of default relating to events or bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on the debentures will become immediately due and payable without any action on the part of the trustee or any holder.

     A holder of debentures may pursue any remedy under the indenture only if:

     - the holder gives the trustee written notice of a continuing event of default for the debentures;

     - the holders of at least 25% in principal amount of the outstanding debentures make a written request to the trustee to pursue the remedy;

     - the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

     - the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the debentures do not give the trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the principal of or interest, including liquidated damages, on the holder's debenture on or after the respective due dates expressed in its debenture or the holder's right to convert its debenture in accordance with the indenture.

     The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debentures or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

     The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the debentures within 60 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the debentures.

MODIFICATION AND WAIVER

     We may amend or supplement the indenture if the holders of a majority in principal amount of the debentures consent to it. Without the consent of the holder of each debenture affected, however, no modification may:

     - reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of accrual of interest or change the time for payment of interest on the debentures;

     - reduce the value of our common stock to which reference is made in determining whether an interest adjustment will be made on the debentures, or change the method by which this value is calculated;

     - reduce the principal amount of the debentures or change its stated maturity;

     - reduce the redemption or purchase price of the debentures or change the time at which the debentures may or must be redeemed or purchased;

     - make payments on the debentures payable in currency other than as originally stated in the debentures;

     - impair the holder's right to institute suit for the enforcement of any payment on the debentures;

     - make any change in the percentage of principal amount of debentures necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

     - waive a continuing default or event of default regarding any payment on the debentures; or

     - adversely affect the conversion or repurchase provisions of the debentures.

     We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

     - to cure any ambiguity, omission, defect or inconsistency, provided such amendment does not materially and adversely affect the debentures;

     - to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

     - to provide for uncertificated debentures in addition to or in place of certificated debentures or to provide for bearer debentures;

     - to provide any security for or guarantees of the debentures;

     - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

     - to add events of default with respect to the debentures; or

     - to make any change that we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the debentures.

     The holders of a majority in principal amount of the outstanding debentures may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

REGISTRATION RIGHTS

     The shelf registration statement of which this prospectus forms a part has been filed under the terms of the registration agreement we entered into with the initial purchasers of the debentures. Pursuant to the registration agreement, we agreed for the benefit of the holders of the debentures and common stock issued upon conversion thereof that

     - we would, at our cost, within 90 days after the original issue date of the debentures, file a shelf registration statement with the SEC with respect to resales of the debentures and the common stock issuable upon their conversion;

     - we will use our commercially reasonable efforts to cause such shelf registration statement to be declared effective under the Securities Act within 180 days after the issue date; and

     - subject to our rights to suspend the use of the shelf registration statement, we will use our commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (i) the second anniversary of the issue date,
       (ii) the date on which the debentures or the common stock issuable upon their conversion may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act and (iii) the date as of which all the debentures or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.

     If the shelf registration statement

     - is not filed with the SEC on or prior to 90 days, or has not been declared effective by the SEC within 180 days or

     - is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 90 days in the aggregate in any 12-month period during the period beginning on the issue date and ending on or prior to the second anniversary of such date

(both of which we refer to as a "registration default"), we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration agreement.

     The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to:

     - 0.25 percent (or 25 basis points) per annum per $1,000 principal amount of debentures or $2.50 per annum per 46.2963 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the first 90 days during which a Registration Default has occurred and is continuing; and

     - 0.50 percent (or 50 basis points) per annum per $1,000 principal amount of debentures or $5.00 per annum per 46.2963 shares of our common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing.

All accrued liquidated damages will be paid on each damages payment date (as defined in the registration agreement). Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

     "Transfer restricted securities" means each debenture and any share of our common stock issued on conversion thereof until the date on which such debenture or share, as the case may be:

     - has been transferred pursuant to the shelf registration statement or another registration statement covering such debenture or share which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act;

     - has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

     - may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the SEC).

     Upon request, we will provide or cause to be provided to each holder of the debentures, or our common stock issuable upon conversion of the debentures, copies of this prospectus. We will also notify or cause to be notified each such holder when the shelf registration statement for the debentures or our common stock issuable upon conversion of the debentures has become effective and take certain other actions as are required to permit unrestricted resales of the debentures or our common stock issuable upon conversion of the debentures. A holder of debentures or our common stock issuable upon conversion of the debentures that sells such securities pursuant to a shelf registration statement:

     - is required to be named as a selling security holder in this prospectus and to deliver this prospectus to purchasers;

     - is subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - is bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

     Holders of debentures or our common stock wishing to resell debentures or our common stock issuable upon their conversion pursuant to the shelf registration statement are required to complete and deliver to us a notice and questionnaire. Holders are required to complete and deliver the questionnaire at least 10 days prior to the effectiveness of the shelf registration statement if they wish to be named as selling securityholders in this prospectus at the time of effectiveness. If we receive a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder of debentures following the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of such receipt, file such supplements to this prospectus as are necessary to permit such holder to deliver this prospectus to purchasers of debentures or our common stock issuable upon their conversion (subject to our right to suspend the use of the prospectus as described below). However, to the extent that we are required to file an amendment to the shelf registration statement in order to permit any such holder to deliver this prospectus to purchasers of debentures or our common stock issuable upon their conversion, we will file such an amendment no later than the first business day of the next calendar quarter that begins on or after ten business days following the date we receive the completed questionnaire. Any holder that does not timely complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in this prospectus and therefore will not be permitted to sell any securities pursuant to the shelf registration statement.

     We are permitted to suspend the use of this prospectus which is a part of the shelf registration statement for a period not to exceed 45 days in any three-month period or for two periods not to exceed an aggregate of 90 days in any twelve-month period (both of which we refer to as a "suspension period") under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We will pay all expenses of the shelf registration statement; however, each holder is required to bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

     The summary herein of certain provisions of the registration agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration agreement, a copy of which is available upon request to us as described under "Where You Can Find More Information."

CALCULATIONS IN RESPECT OF DEBENTURES

     We are responsible for making all calculations called for under the debentures, except for such calculations made by the reset rate agent. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the debentures and the accreted conversion price of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

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

GOVERNING LAW

     The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE

     The Bank of Nova Scotia Trust Company of New York is the trustee, security registrar, paying agent and conversion agent.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign. The Bank of Nova Scotia Trust Company of New York is currently serving as the trustee under other indentures governing our debt issuances.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We issued the debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     The debentures are exchangeable for other debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any debentures either:

     - during a period of 15 days before any selection of debentures for redemption; or

     - if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

PAYMENT AND PAYING AGENT

     Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debentures, by wire transfer. We will make interest payments to the person in whose name the debentures are registered at the close of business on the record date for the interest payment.

     We have designated the trustee as our paying agent for payments on debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

NOTICES

     Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

REPLACEMENT OF DEBENTURES

     We will replace any debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debentures, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debentures before a replacement debenture will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the debentures. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

BOOK-ENTRY SYSTEM

     The debentures are represented by one or more global securities. Each global security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

     Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

     Upon the issuance of the global security, DTC credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security is shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, is considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security are not entitled to have debentures represented by that global security registered in their names, are not entitled to receive (and will not receive) physical delivery of debentures in definitive form and are not considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither Hasbro, the trustee, any paying agent or the security registrar for the debentures has any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Unless and until they are exchanged in whole or in part for debentures in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in definitive form in exchange for the global securities relating to the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by global securities and, in such event, will issue debentures in definitive form in exchange for the global securities relating to the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by the global security equal in principal amount to the beneficial interest and to have the debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our authorized capital stock consists of 600,000,000 shares of common stock, and 5,000,000 shares of preference stock. No shares of preference stock were issued or outstanding as of May 23, 2002. However, 60,000 shares of preference stock (the "Junior Participating Preference Stock") have been authorized and reserved for issuance in connection with the preference stock purchase rights (the "Rights") described in "Certain Anti-Takeover Provisions -- Shareholders Rights Plan" and "-- Junior Participating Preference Stock."


VOTING RIGHTS

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders.

DIVIDEND RIGHTS

     The holders of common stock, subject to the rights of holders of any outstanding preference stock, are entitled to receive dividends as determined by the board of directors.

LIQUIDATION RIGHTS AND OTHER PROVISIONS

     Subject to the prior rights of creditors and the holders of any outstanding preference stock, the holders of the common stock are entitled to share ratably in our remaining assets in the event of our liquidation, dissolution or winding up.

     The common stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and, in accordance with the Rhode Island Business Corporation Act and our Articles of Incorporation, there are no preemptive rights.

     EquiServe Trust Company, N.A., acting directly and through EquiServe L.P., acts as transfer agent and registrar for our common stock.

DIRECTORS' LIABILITY

     Our Articles of Incorporation provide that, to the fullest extent permitted by the Rhode Island Business Corporation Act, a member of the board of directors will not be personally liable to us or our shareholders for monetary damages for breaches of his or her legal duties to us or our shareholders as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawfully declaring dividend payments or purchasing stock; or

     - for any transaction from which the director derived an improper personal benefit, other than as permitted under Section 7-1.1-37 of the Rhode Island Business Corporation Act.

     In addition, we have entered into an indemnification agreement with each of our directors, whereby we have agreed to indemnify each director for amounts that the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by us, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his or her capacity as a director. This indemnification agreement excludes claims:

     - covered by our directors and officers liability insurance policy;

     - for which the director is otherwise indemnified or reimbursed;

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, liability imposed pursuant to the provisions of Section 7-1.1-43 of the Rhode Island Business Corporation Act, actions or certain transactions from which the director derives an improper personal benefit;

     - relating to the director's liability for accounting for profits under
       Section 16 of the Exchange Act;

     - in respect of remuneration, if found unlawful; and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

     In addition, our By-Laws include certain provisions which provide that our directors and officers generally shall be indemnified against specific liabilities to the fullest extent permitted or required by the Rhode Island Business Corporation Act.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of our Articles of Incorporation summarized in the succeeding paragraphs could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in their policies. They may, however, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Our Board of Directors is divided into three classes that are elected for staggered three-year terms. Directors can be removed from office only for cause and, with certain exceptions, only with the approval of a majority vote of the entire Board of Directors or by the affirmative vote of holders of a majority of our then outstanding shares of capital stock entitled to vote for these directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the shareholders.

     Under our Articles of Incorporation, the Board of Directors by resolution may establish one or more series of preference stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. These rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

     Our Articles of Incorporation also provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.

     In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our Articles of Incorporation require:

     - an 80% vote of all outstanding shares entitled to vote, including a majority vote of all disinterested shareholders;

     - the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the "Continuing Directors," as defined in our Articles of Incorporation; and

     - the satisfaction of procedural requirements which are intended to assure that shareholders are treated fairly under the circumstances.

     "Interested Person," as used in the preceding paragraph means:

     - any person together with its "Affiliates" and "Associates," as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of the securities generally entitled to vote for directors (the "Voting Stock"),

     - any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,

     - any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of shares of Voting Stock, or

     - an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

     This definition of an Interested Person is subject to certain exceptions as contained within our Articles of Incorporation.

     The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

SHAREHOLDERS RIGHTS PLAN

     On June 16, 1999, we entered into a rights agreement with BankBoston, N.A., the predecessor to EquiServe Trust Company, N.A., as Rights Agent. This agreement, as amended on December 4, 2000, replaced a previous rights agreement, dated June 4, 1989, which expired on June 30, 1999. As with most shareholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the Rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them in the rights agreement.

     The Rights attach to all certificates representing shares of common stock outstanding at the close of business on June 30, 1999 and will attach to any shares of common stock issued by us, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after this date and prior to the Distribution Date, as defined below. The Rights will become exercisable and will separate from the common stock and be represented by separate certificates on the Distribution Date, the date which is approximately 10 days after anyone acquires or commences a tender offer to acquire 15% of more of our outstanding common stock (an "Acquiring Person"). The Rights will not be exercisable until such date, if any, and will expire on June 30, 2009, unless this date is extended or unless the Rights are earlier exchanged or redeemed by us. Upon the Distribution Date, the Rights will initially be exercisable, at a price of $140, for one ten-thousandth of a share of our Junior Participating Preference Stock, although the terms of the exercise are subject to adjustment under the rights agreement. Under the rights agreement, the following are not Acquiring Persons:

     - Hasbro;

     - any of our subsidiaries;

     - employee benefit plans of ours or any of our subsidiaries;

     - individuals and entities connected with the Hassenfeld family, as described in the rights agreement;

     - any person who becomes the owner of 15% or more of the common stock by virtue of a repurchase of our common stock, unless after becoming aware of this fact, such person acquires an additional 1%; and

     - any person who reports the ownership of 15% or more of the common stock in a filing under the Exchange Act, who does not state any intention to control our management and who, upon request, certifies to us that the 15% threshold was crossed inadvertently and with no knowledge of the terms of the Rights.

     Upon any person becoming an Acquiring Person, subject to the exception noted below in this paragraph, each Right will entitle the holder to purchase a number of shares of our common stock having a then current market value of twice the exercise price of the Right. For example, at the initial exercise price of $140, upon exercise, each Right would entitle its holder to receive $280 worth of common stock or other consideration, as described below. A holder of a Right will not be entitled to purchase shares if any person becomes an Acquiring Person in a tender offer or exchange offer for all outstanding shares that has been determined by our Board of Directors, after receiving advice from one or more investment banking firms, to be at a price which is fair to and otherwise in the best interests of the shareholders.

     In addition, each Right will entitle the holder to purchase a number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the Right, if, after the date upon which someone has become an Acquiring Person:

     - we are party to a merger or another business combination transaction in which we are not the surviving corporation;

     - we are the surviving corporation in a merger or other business combination, but all or part of our common stock is changed into or exchanged for stock or other securities of another person, cash, or any other property; or

     - we sell 50% or more of our consolidated assets, cash flow or earning power.

If any of the above events occurs, the acquiring company shall assume all of our obligations under the rights agreement.

     From and after the occurrence of the event which triggers the exercise of the Rights, any Rights that are or were acquired or beneficially owned by any Acquiring Person, any Associate or any Affiliate shall be void and any holder of these Rights shall thereafter have no right to exercise these Rights.

     At any time prior to the earlier of ten business days following the date upon which someone has become an Acquiring Person and the expiration date of the Rights, our Board of Directors may redeem all, but not less than all, of the outstanding Rights at a price of $.01 per Right, subject to adjustment, payable in cash, shares of common stock or other consideration. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The exercisability of the Rights triggered by someone becoming an Acquiring Person, as described above, will not occur until after the expiration of this redemption right. If, however, a majority of our Board of Directors was elected by shareholder action by written consent or is not comprised of members who were nominated by the predecessor Board of Directors, the Rights shall not be redeemed if this type of a redemption is likely to have the effect of allowing anyone to become an Acquiring Person or to otherwise trigger the exercisability of the Rights, as described above, for a period of 180 days following the election.

     At any time after a person becomes an Acquiring Person and prior to the acquisition by a person or group of 50% or more of our outstanding common stock, our Board of Directors may exchange the Rights, other than those Rights owned by the person or group which have become void. This exchange may be in whole or in part, at a ratio of one share of common stock per Right, subject to adjustment.

     In the event that, after the Rights become exercisable for shares of our common stock, there is an insufficient number of shares of our common stock available to permit the full exercise of Rights, our Board of Directors has the ability to substitute an equivalent value in:

     - cash;

     - a reduction in the exercise price of the Rights;

     - shares of preference stock with an equivalent value to our common stock;

     - debt securities;

     - other assets; or

     - any combination of the foregoing.

     Prior to the Distribution Date, the rights agreement may be amended by our Board of Directors without the consent of the holders of the Rights. After the Distribution Date, the rights agreement may only be amended by our Board of Directors, without the consent of the holders of the Rights, as follows:

     - to cure any ambiguity;

     - to correct any provisions which are defective or inconsistent;

     - to shorten or lengthen any time period, though any lengthening must be for the purpose of protecting the interests of the holders of the Rights; or

     - to make changes which do not adversely affect the interests of the holders of the Rights.

The rights agreement may not be amended, however, at any time when the Rights are not redeemable.

     Until a holder of a Right exercises the Right, the holder will have no rights as our shareholder, including, without limitation, the right to vote or to receive dividends.

     While the distribution of the Rights will not be taxable to shareholders or to us, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock, or other consideration, or in the event the Rights are redeemed by us.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us in a manner which causes the Rights to become exercisable. We do not believe, however, that the Rights would affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interests of the shareholders, since the Board of Directors would be required by its fiduciary duties under applicable law to consider the offer. If the offer were fair and otherwise in the best interests of the shareholders, the Board could, at its option, exercise its right to redeem the Rights as described above. In considering the merits of a proposed offer and pursuant to Rhode Island law and our Articles of Incorporation, however, our directors are authorized to take into account our interests in addition to the interests of our shareholders. In considering our interests, our directors may evaluate the effect of the proposed offer on our employees, suppliers, creditors and customers. Our directors may also consider the effect of the proposed offer on the communities in which we operate as well as our long and short term interests, including the possibility that these interests may be best served by our continued independence. If in considering any of these factors, the Board of Directors determines the proposed offer is not in our best interests, the Board may reject the offer and has no obligation to facilitate or refrain from impeding the proposed offer. Because of the redemption right, the Rights should also not interfere with any merger or business combination approved by our Board of Directors.

JUNIOR PARTICIPATING PREFERENCE STOCK


     In connection with the rights agreement, 60,000 shares of Junior Participating Preference Stock have been reserved and authorized for issuance by our Board of Directors. No shares of Junior Participating Preference Stock were outstanding as of May 23, 2002. The following statements with respect to the Junior Participating Preference Stock are subject to, and are qualified in their entirety by reference to, the detailed provisions of our Articles of Incorporation, including the Certificate of Designation relating to the Junior Participating Preference Stock (the "Certificate of Designation"), which is incorporated herein by reference.

     Shares of Junior Participating Preference Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Participating Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Junior Participating Preference Stock will be entitled to a minimum preferential liquidation payment of $10,000 per share, plus accrued and unpaid dividends, and will also be entitled to preferential treatment on the distribution of any remaining assets. Each share of Junior Participating Preference Stock will have 10,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preference Stock will be entitled to receive 10,000 times the amount received per share of common stock. These Rights are subject to proportionate adjustment in the event of certain stock splits, recombinations and other events.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relevant to the ownership and disposition of the debentures and the shares of common stock into which the debentures may be converted. This summary deals only with the debentures and the shares of common stock held as capital assets for United States federal income tax purposes. As used in this prospectus, "U.S. Holders" are any beneficial owners of the debentures or the shares of common stock that are, for United States federal income tax purposes:
(1) citizens or residents of the United States, (2) corporations (or entities treated as corporations for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, and (4) trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used in this prospectus, "Non-U.S. Holders" are holders of the debentures or the shares of common stock that are, for United States federal income tax purposes, (1) nonresident alien individuals, (2) foreign corporations and (3) foreign estates or trusts that are not subject to United States federal income taxation on their worldwide income. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the debentures or the shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the debentures or the shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the debentures or the shares of common stock, as the case may be. Unless otherwise stated, this summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders that hold the debentures as part of a hedge, straddle, "synthetic security" or other integrated transaction for United States federal income tax purposes and holders whose functional currency is not the U.S. dollar. Further, this summary does not include any description of any alternative minimum tax consequences, United States federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the debentures or the shares of common stock.

     This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change and differing interpretations, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. Therefore, there can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the conclusions described in this prospectus.

     We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the shares of common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal and other tax laws.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the indenture, each holder of the debentures agreed, for United States federal income tax purposes, to treat the debentures as indebtedness for United States federal income tax purposes subject to the regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the debentures, including our determination of the rate at which interest is deemed to accrue on the debentures for United States federal income tax purposes. The remainder of this discussion assumes that the debentures are treated in accordance with that agreement and our determinations. However, the proper application of the regulations governing contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain upon a taxable disposition of its debentures.

TREATMENT OF U.S. HOLDERS

     Under the rules governing contingent payment debt instruments, a U.S. Holder will generally be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will likely be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes and in excess of any interest payments actually received in that year. A U.S. Holder must accrue on its debentures an amount of original issue discount as ordinary interest income for United States federal income tax purposes for each accrual period prior to and including the maturity date of the debentures that equals:

     - the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

     - divided by the number of days in the accrual period; and

     - multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

     The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any payments with respect to the debentures.

     Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the debentures. We have determined that the comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures including the absence of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the debentures. Accordingly, we have determined the comparable yield to be 8.24% compounded semiannually.

     We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information."

     The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the debentures for United States federal income tax purposes. The actual amounts payable to U.S. Holders of the debentures will be different from the amounts included on the schedule of projected payments.

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including common stock) received in that year.

     If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that taxable year, and
(b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

  SALE, EXCHANGE, CONVERSION OR REDEMPTION

     Generally, the sale or exchange of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. Holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion of a debenture into shares of our common stock as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a debenture, or upon the redemption of a debenture where we elect to pay the redemption price in shares of our common stock, as a contingent payment. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, such a conversion or redemption also will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will equal the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder's adjusted tax basis in the debentures. A U.S. Holder's adjusted tax basis in a debenture on any date generally will equal the U.S. Holder's original purchase price for the debentures, increased by any original issue discount previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments on the debentures projected to have been made through that date. Gain recognized upon a sale, exchange, conversion or redemption of a debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses is subject to limitations.

     A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture or upon a holder's exercise of a put right that we elect to pay in shares of our common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the shares of our common stock received will commence on the date of conversion or redemption.

  PURCHASERS OF DEBENTURES AT A PRICE OTHER THAN THE ADJUSTED ISSUE PRICE

     A U.S. Holder that purchases debentures in the secondary market for an amount that differs from the adjusted issue price of the debentures at the time of purchase will be required to accrue interest income on the debentures in the same manner as a U.S. Holder that purchased debentures in the initial offering. A U.S. Holder must also reasonably allocate any difference between the adjusted issue price and the U.S. Holder's basis in the debentures to daily portions of interest or projected payments over the remaining term of the debentures. If the purchase price of the debentures is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a "negative adjustment" on the day the daily portion accrues or the payment is made, respectively. If the purchase price of the debentures is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a "positive adjustment" on the day the daily portion accrues or the payment is made, respectively. Any such negative or positive adjustment will decrease or increase, respectively, the U.S. Holder's adjusted tax basis in the debentures.

     Certain U.S. Holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not reflect the effect of any positive or negative adjustments resulting from the U.S. Holder's purchase of debentures in the secondary market at a price different from adjusted issue price of the debentures on the date of purchase. U.S. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be taken into account in determining their interest accruals with regard to the debentures.

  DISTRIBUTIONS ON COMMON STOCK

     If a U.S. Holder converts the debentures into shares of our common stock, in general, distributions on the shares of our common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's basis in the shares of our common stock. Any remaining excess will be treated as capital gain.

  CONSTRUCTIVE DIVIDENDS

     An adjustment in the conversion rate of the debentures, or a failure to adjust the conversion rate, may in certain circumstances be treated as a taxable dividend to holders of the debentures or of our common stock. For example, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. An increase in the conversion rate in the event of distribution of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. If an event occurs that dilutes the interests of the holders of the debentures and the conversion price is not adjusted, the resulting increase in the proportionate interest of our holders of common stock could be treated as a taxable dividend to such stockholders.

TREATMENT OF NON-U.S. HOLDERS

     The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this prospectus to provide more than a brief description of such rules. Non-U.S. Holders should consult with their tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debentures and shares of our common stock, including any reporting requirements.

  PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     The 30% United States federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including amounts taken into income as interest under the accrual rules described above under "Treatment of U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the debentures) on debentures, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of our common stock, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) the Non-U.S. Holder is not a bank which acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; (iv) our common stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and (v) either (a) the beneficial owner of debentures certifies to us or our paying agent on IRS Form W-8BEN or an appropriate substitute form, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information or (B) the beneficial owner holds its debentures through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

     If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "Treatment of U.S. Holders" and amounts attributable to our common stock received upon a conversion of the debentures) will be subject to the 30% United States federal withholding tax unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs if it provides a properly executed IRS Form W-8 ECI, will generally be subject to United States federal income tax on interest and on any gain realized on the sale, exchange or conversion of the debentures on a net basis in the same manner as if it were a U.S. Holder.

     In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  SALE OR EXCHANGE OF DEBENTURES OR COMMON STOCK

     A Non-U.S. Holder will not generally be subject to United States federal income or withholding tax with respect to gain upon the sale, exchange or other disposition (other than a conversion or a redemption) of the debentures or shares of our common stock, unless: (1) the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; (3) such Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates; or (4) in the case of an amount which is attributable to original issue discount, the Non-U.S. Holder does not meet the conditions for exemption from United States federal withholding tax described above.

     U.S. trade or business income of a Non-U.S. Holder will generally be subject to United States federal income tax on a net basis in the same manner as if it were realized by a U.S. Holder. A Non-U.S. Holder that realizes U.S. trade or business income with respect to the debentures or common stock should consult its tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  DISTRIBUTIONS ON COMMON STOCK

     A Non-U.S. Holder of shares of our common stock will generally be subject to United States federal income or withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends. Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and a Non-U.S. Holder that is a corporation may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

  U.S. HOLDERS

     Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of our common stock may be subject to information reporting and United States federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to an U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

  NON-U.S. HOLDERS

     A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal and interest, including cash payments in respect of original issue discount on the debentures, or the proceeds of the sale or other disposition of the debentures. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

TAX EVENT

     The modification of the terms of the debentures by us upon a Tax Event could possibly alter the amount and timing of income recognition by the holders with respect to the payments of interest due after the option exercise date.

     Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences of an investment in the debentures and whether an investment in the debentures is advisable in light of the agreed upon tax treatment and the Holder's particular tax situation.

                            SELLING SECURITYHOLDERS

     We originally issued the debentures in a private placement in November 2001. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.


     The following table sets forth information as of May 23, 2002 about the principal amount of debentures and the underlying common stock, beneficially owned by each selling securityholder who has provided us with a completed questionnaire, that may be offered using this prospectus.


     Unless otherwise described below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

     Unless otherwise indicated below, no selling securityholder has indicated to us that it owned any shares of our common stock prior to the registration of the debentures.

     A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


                                      PRINCIPAL AMOUNT
                                       OF DEBENTURES
                                        OWNED BEFORE     PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                      THE OFFERING AND    DEBENTURES      COMMON STOCK THAT     COMMON STOCK
NAME                                  THAT MAY BE SOLD    OUTSTANDING      MAY BE SOLD(1)      OUTSTANDING(2)
----                                  ----------------   -------------   -------------------   --------------
Aventis Pension Master Trust........    $   505,000              *               23,379              *
Bank of America Pension Plan(3).....    $ 2,000,000              *               92,592              *
Barclays Global Investors
  Limited(3)........................    $ 1,000,000              *               46,296              *
Boilermaker -- Blacksmith Pension
  Trust.............................    $ 2,100,000              *               97,222              *
CALAMOS(R) Convertible Fund --
  CALAMOS(R) Investment Trust.......    $ 7,000,000           2.80%             324,074              *
CALAMOS(R) Convertible Growth and
  Income Fund -- CALAMOS(R)
  Investment Trust..................    $ 6,100,000           2.44%             282,407              *
CALAMOS(R) Convertible Portfolio --
  CALAMOS(R) Advisors Trust.........    $   210,000              *                9,722              *
CALAMOS(R) Market Neutral Fund --
  CALAMOS(R) Investment Trust.......    $10,000,000           4.00%             462,963              *
Canyon Capital Arbitrage Master
  Hedge Fund, Ltd. .................    $ 9,000,000           3.60%             416,666              *
Canyon MAC 18 Ltd. (RMF)............    $ 2,100,000              *               97,222              *
Canyon Value Realization Fund
  (Cayman), Ltd. ...................    $12,300,000           4.92%             569,444              *
CFFX, LLC(4)........................    $ 2,000,000              *               92,592              *
Citi SAM Fund Ltd. .................    $ 4,800,000           1.92%             222,222              *
City of Albany Pension Plan.........    $   180,000              *                8,333              *
City of Knoxville Pension System....    $   335,000              *               15,509              *
Clarica Life Insurance
  Co. -- U.S. ......................    $   515,000              *               23,842              *

                                      PRINCIPAL AMOUNT
                                       OF DEBENTURES
                                        OWNED BEFORE     PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                      THE OFFERING AND    DEBENTURES      COMMON STOCK THAT     COMMON STOCK
NAME                                  THAT MAY BE SOLD    OUTSTANDING      MAY BE SOLD(1)      OUTSTANDING(2)
----                                  ----------------   -------------   -------------------   --------------
Consulting Group Capital Markets
  Funds.............................    $   500,000              *               23,148              *
DeAM Convertible Arbitrage Fund.....    $ 3,700,000           1.48              171,296              *
Delta Pilots Disability and
  Survivorship Trust................    $   675,000              *               31,250              *
Deutsche Banc Securities Inc.(4) ...    $22,875,000           9.15%           1,059,027              *
Dorinco Reinsurance Company.........    $ 1,200,000              *               55,555              *
Drury University....................    $    85,000              *                3,935              *
First Union International Capital
  Markets Inc. .....................    $ 6,000,000           2.40%             277,777              *
First Union Securities Inc. ........    $32,820,000          13.13%           1,519,444              *
Gaia Offshore Master Fund Ltd. .....    $ 2,150,000              *               99,537              *
Genesee County Employees'
  Retirement System.................    $   975,000              *               45,138              *
Greek Catholic Union of the USA.....    $    95,000              *                4,398              *
H. K. Porter Company, Inc. .........    $    50,000              *                2,314              *
HFR CA Select Fund..................    $   550,000              *               25,462              *
IMF Convertible Fund................    $   800,000              *               37,037              *
Investcorp -- SAM Fund Ltd. ........    $ 4,200,000           1.68%             194,444              *
Jackson County Employees' Retirement
  System............................    $   175,000              *                8,101              *
JMG Convertible Investments, LP. ...    $ 5,500,000           2.20%             254,629              *
Kettering Medical Center Funded
  Depreciation Account..............    $   125,000              *                5,787              *
Knoxville Utilities Board Retirement
  System............................    $   300,000              *               13,888              *
Lancer Securities Cayman Ltd. ......    $   300,000              *               13,888              *
Louisiana Workers' Compensation
  Corporation.......................    $   515,000              *               23,842              *
Lyxor Master Fund...................    $   350,000              *               16,203              *
Macomb County Employees' Retirement
  System............................    $   500,000              *               23,148              *
NMS Services (Cayman) Inc...........    $ 2,000,000              *               92,592              *
NORCAL Mutual Insurance Company.....    $   400,000              *               18,518              *
Palladin Securities LLC.............    $ 1,000,000              *               46,296              *
Peoples Benefit Life Insurance
  Company Teamsters.................    $13,000,000           5.20%             601,851              *
Prisma Foundation...................    $    80,000              *                3,703              *
Quattro Fund, Ltd. .................    $ 5,875,000           2.35%             271,990              *
Rhapsody Fund, LP. .................    $ 7,000,000           2.80%             324,074              *
Salomon Smith Barney Inc.(5)........    $ 2,000,000              *               92,592              *
San Diego County Employees
  Retirement Association............    $ 2,000,000              *               92,592              *
SCI Endowment Care Common Trust
  Fund -- First Union...............    $    65,000              *                3,009              *

                                      PRINCIPAL AMOUNT
                                       OF DEBENTURES
                                        OWNED BEFORE     PERCENTAGE OF   NUMBER OF SHARES OF   PERCENTAGE OF
                                      THE OFFERING AND    DEBENTURES      COMMON STOCK THAT     COMMON STOCK
NAME                                  THAT MAY BE SOLD    OUTSTANDING      MAY BE SOLD(1)      OUTSTANDING(2)
----                                  ----------------   -------------   -------------------   --------------
SCI Endowment Care Common Trust
  Fund -- National Fiduciary
  Services..........................    $   225,000              *               10,416              *
SCI Endowment Care Common Trust
  Fund -- Suntrust..................    $   125,000              *                5,787              *
SG Cowen Securities Corporation.....    $   440,000              *               20,370              *
Southdown Pension Plan..............    $   210,000              *                9,722              *
Southern Farm Bureau Life Insurance
  Company...........................    $ 1,100,000              *               50,925              *
SPT.................................    $ 2,500,000           1.00%             115,740              *
St. Albans Partners Ltd. ...........    $ 6,000,000           2.40%             277,777              *
Sturgeon Limited....................    $   465,000              *               21,527              *
TD Securities (USA) Inc.............    $ 2,500,000           1.00%             115,740              *
The Dow Chemical Company Employees'
  Retirement Plan...................    $ 4,000,000           1.60%             185,185              *
The Fondren Foundation..............    $   125,000              *                5,787              *
TQA Master Fund, Ltd. ..............    $ 3,000,000           1.20%             138,888              *
TQA Master Plus Fund, Ltd. .........    $ 2,000,000              *               92,592              *
Union Carbide Retirement Account....    $ 2,100,000              *               97,222              *
United Food and Commercial Workers
  Local 1262 and Employers Pension
  Fund..............................    $   950,000              *               43,981              *
Value Realization Fund, L.P. .......    $ 6,600,000           2.64%             305,555              *
Vopak USA Inc., Retirement Plan
  (f.k.a. Van Waters & Rogers Inc.
  Retirement Plan)..................    $   500,000              *               23,148              *
Yield Strategies Fund I, LP.........    $ 4,000,000           1.60%             185,185              *
Yield Strategies Fund II, LP........    $ 4,000,000           1.60%             185,185              *
Zazove Convertible Arbitrage Fund,
  L.P. .............................    $   500,000              *               23,148              *
Zazove Hedged Convertible Fund
  L.P. .............................    $ 2,300,000              *              106,481              *
Zazove Income Fund L.P. ............    $ 1,850,000              *               85,648              *
Zurich Institutional Benchmarks
  Master Fund Ltd. .................    $ 1,700,000              *               78,703              *
Zurich Institutional Benchmarks
  Management........................    $ 1,825,000              *               84,490              *
Unknown(6)..........................    $22,980,000           9.19%           1,063,888              *


---------------

 *  Less than 1%

(1) Assumes conversion of all of the holder's debentures at an initial conversion rate of 46.2963 shares of common stock per $1,000 principal amount of the debentures. However, this conversion rate will be subject to adjustment as described under "Description of Debentures -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.


(2) Calculated based on 173,154,348 shares of common stock outstanding as of May 22, 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.



(3) The selling securityholder is an affiliate of, or an investment fund or plan managed by an affiliate of, an initial purchaser of the debentures in November 2001. The selling securityholder has represented to us that it purchased the debentures in the ordinary course of business and, at the time of purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the debentures.


(4) The selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter.



(5) The selling securityholder served as an initial purchaser of the debentures in November 2001 and is deemed an underwriter under the Securities Act of 1933, as amended.



(6) The name "Unknown" represents the remaining selling securityholders for whom we have not received a completed questionnaire. We are unable to provide the names of these securityholders because the debentures held by these securityholders are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.


     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration agreement of its intent to dispose of debentures pursuant to the registration statement, we will file a post-effective amendment to the registration statement to include this information.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

     - directly by the selling securityholders; or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

     If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The debentures and the underlying common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options, whether or not the options are listed on an options exchange;

     - through the distribution of the securities by any selling securityholder to its partners, members or stockholders; or

     - through any combination of the above.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

     The selling securityholders may pledge or grant a security interest in some or all of the debentures and the underlying common stock owned by them and, if any selling securityholders default in the performance of such secured obligations, the pledgees or secured parties may offer and sell the relevant debentures and underlying common stock pursuant to this prospectus.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. There can be no assurance that any selling securityholders will sell any or all of the debentures and the underlying common stock pursuant to this prospectus. In addition, the selling securityholders may transfer or donate the debentures and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the New York Stock Exchange under the symbol "HAS." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through NASDAQ. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures.

     Any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underling common stock to engage in market-making activities with respect to the particular debentures and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

     Pursuant to the registration agreement that has been filed as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800 SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended December 30,
       2001;


     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;


     - Our Current Reports on Form 8-K dated February 7, 2002 and April 22, 2002; and

     - Our Registration Statement on Form 8-A as filed with the SEC on June 4, 1999.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the indenture and registration agreement referred to herein at no cost by request (written or oral) directed to us at the following address and telephone number: Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode Island, 02862, Attention: Investor Relations, or by telephone to Investor Relations at (401) 431-8697.

                             VALIDITY OF SECURITIES

     The validity of the debentures and the common stock issuable upon conversion will be passed on for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Hasbro as of December 30, 2001 and December 31, 2000 and for each of the fiscal years in the three-year period ended December 30, 2001 incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants, as stated in their reports thereon.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,000

                                  HASBRO, INC.

                  2.75% CONVERTIBLE SENIOR DEBENTURES DUE 2021
                                      AND
                       11,574,075 SHARES OF COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES

                               [HASBRO INC. LOGO]

                              -------------------
                                   PROSPECTUS
                              -------------------

                                         , 2002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $ 21,390
Printing and engraving fees.................................    20,000
Accountant's fees and expenses..............................    30,000
Legal fees and expenses.....................................    25,000
Trustee and Transfer Agent fees and expenses................     4,000
Miscellaneous expenses......................................    20,000
                                                              --------
     Total..................................................  $120,390

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is incorporated in Rhode Island. Under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which these persons were made parties by reason of the fact that these persons are or were directors, officers, employees or agents, if:

     - these persons shall have acted in good faith,

     - they reasonably believed that their actions were in the best interests of the corporation, if the proceeding involves conduct in an official capacity with the corporation, or not opposed to the best interests of the corporation, if the proceeding involves conduct other than in an official capacity with the corporation, and

     - in criminal proceedings, they had no reasonable cause to believe that their conduct was unlawful.

     The foregoing statement is subject to the detailed provisions of 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Article X of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers to the full extent permitted by
Section 7-1.1-4.1 of the Rhode Island Business Corporation Act.

     Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its shareholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 7-1.1-43 of the Rhode Island Business Corporation Act, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distribution on, capital stock, or

     - for any transaction from which the director derived an improper personal benefit, unless said transaction is permitted by Section 7-1.1-37.1 of the Rhode Island Business Corporation Act, which relates to director conflicts of interest.

     Article Thirteenth of the Registrant's Articles of Incorporation contains such a provision.

     Section 7-1.1-4.1(j) of the Rhode Island Business Corporation Act empowers a Rhode Island corporation to purchase and maintain insurance on behalf of its current and prior directors, officers, employees and agents against any liability incurred or asserted against them as a result of their official capacities, whether or not the corporation would have the power to indemnify such person against the insured liability under the provisions of such Section. The Registrant has a directors and officers liability insurance policy.

     The Registrant has entered into an indemnification agreement with each of its directors, whereby the Registrant has agreed to indemnify each such director for amounts which the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by the Registrant, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his capacity as a director. This indemnification excludes claims:

     - covered by the Registrant's directors and officers liability insurance policy,

     - for which the director is otherwise indemnified or reimbursed,

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit,

     - relating to the director's liability for accounting for profits under
       Section 16 of the Securities Exchange Act of 1934, as amended,

     - in respect of remuneration, if found unlawful, and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

ITEM 16.  EXHIBITS


 4.1  Indenture dated as of November 30, 2001 between Hasbro, Inc.
      and The Bank of Nova Scotia Trust Company of New York.
      (previously filed)
 4.2  Form of 2.75% Convertible Senior Debenture due 2021
      (included in Exhibit 4.1). (previously filed)
 4.3  Registration Agreement dated as of November 30, 2001 between
      Hasbro, Inc. and Salomon Smith Barney Inc., as representative of the Initial Purchasers. (previously filed)
 5.1  Opinion of Ropes & Gray. (previously filed)
12.1  Statement Regarding Computation of Ratios of Earnings to
      Fixed Charges. (filed herewith)
23.1  Consent of KPMG LLP. (filed herewith)
23.2 Consent of Ropes & Gray (see Exhibit 5.1). (previously filed)
24.1  Powers of Attorney. (previously filed)
25.1  Statement of Eligibility and Qualification of Trustee on
      Form T-1. (previously filed)

ITEM 17.  UNDERTAKINGS

     a.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pawtucket, State of Rhode Island.


                                          HASBRO, INC.


Dated: May 24, 2002                       By:  /s/ DAVID D. R. HARGREAVES

                                            ------------------------------------
                                                  David D. R. Hargreaves
                                             Senior Vice President and Chief
                                                    Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.







                    *                               /s/ DAVID D. R. HARGREAVES
------------------------------------------  ------------------------------------------
            Alan G. Hassenfeld                        David D. R. Hargreaves
        Chairman of the Board and                   Senior Vice President and
         Chief Executive Officer                     Chief Financial Officer
      (Principal Executive Officer)                  (Principal Financial and
                                                       Accounting Officer)




                    *                                           *
------------------------------------------  ------------------------------------------
           Alfred J. Verrecchia                           Alan R. Batkin
  President, Chief Operating Officer and                     Director
                 Director




                    *
------------------------------------------  ------------------------------------------
           Frank J. Biondi, Jr.                           E. Gordon Gee
                 Director                                    Director




                    *
------------------------------------------  ------------------------------------------
             Harold P. Gordon                           Basil L. Anderson
                 Director                                    Director




                    *                                           *
------------------------------------------  ------------------------------------------
            Claudine B. Malone                             Eli J. Segal
                 Director                                    Director




                    *                                           *
------------------------------------------  ------------------------------------------
          E. John Rosenwald, Jr.                         Carl Spielvogel
                 Director                                    Director






                    *                                           *
------------------------------------------  ------------------------------------------
           Preston Robert Tisch                            Paula Stern
                 Director                                    Director






Dated: May 24, 2002


*By:      /s/ DAVID D. R.
           HARGREAVES
     --------------------------

       Attorney-in-Fact

    David D. R. Hargreaves

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Indenture dated as of November 30, 2001 between Hasbro, Inc.
          and The Bank of Nova Scotia Trust Company of New York.
          (previously filed)
  4.2     Form of 2.75% Convertible Senior Debenture due 2021
          (included in Exhibit 4.1). (previously filed)
  4.3     Registration Agreement dated as of November 30, 2001 between
          Hasbro, Inc. and Salomon Smith Barney Inc., as
          representative of the Initial Purchasers. (previously filed)
  5.1     Opinion of Ropes & Gray. (previously filed)
 12.1     Statement Regarding Computation of Ratios of Earnings to
          Fixed Charges. (filed herewith)
 23.1     Consent of KPMG LLP. (filed herewith)
 23.2     Consent of Ropes & Gray (see Exhibit 5.1). (previously
          filed)
 24       Power of Attorney. (previously filed)
 25.1     Statement of Eligibility and Qualification of Trustee on
          Form T-1. (previously filed)